The Compensation Committee (the “Committee”) of the Board of Directors of Spirit Realty Capital, Inc. (the “Company”) recently engaged in a review of its incentive compensation program, with the assistance of its independent compensation consultant, Towers Watson. On February 18, 2016, the Committee approved a 2016 bonus program (the “2016 Bonus Program”) applicable to Thomas H. Nolan, Jr., Chief Executive Officer, Phillip D. Joseph, Jr., Chief Financial Officer, Gregg A. Seibert, Chief Investment Officer, and Mark L. Manheimer, Executive Vice President – Asset Management (the “executives”).
Under the 2016 Bonus Program, the executives will be eligible to earn cash bonuses based on the Company’s achievement in 2016 of performance goals relating to (i) Adjusted Funds From Operations (a supplemental non-GAAP financial measure defined in the Annual Report on Form 10-K of Spirit Realty Capital, Inc. filed with the SEC on February 26, 2016); (ii) ratio of debt to EBITDA (a supplemental non-GAAP financial measure meaning earnings of the Company before interest, taxes, depreciation and amortization); (iii) weighted average occupancy levels of Company real estate assets; and (iv) acquisition volume, as well as each executive’s achievement of individual performance goals. In determining each executive’s actual bonus under the 2016 Bonus Program, the goals will be weighted as follows for the applicable executive:

Executive	AFFO	Debt to EBITDA	Occupancy	Acquisitions	Individual Performance
Thomas H. Nolan	17.5%	17.5%	17.5%	17.5%	30%
Phillip D. Joseph, Jr.	17.5%	26.25%	13.125%	13.125%	30%
Gregg A. Seibert	17.5%	8.75%	8.75%	35%	30%
Mark L. Manheimer	17.5%	8.75%	21.875%	21.875%	30%

Each executive must be employed by the Company through the date on which the Company pays bonuses under the 2016 Bonus Program in order to be eligible to receive a bonus under the program.

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